Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-107201) pertaining to the Ispat International N.V. Global Stock Option Plan of our report dated February 9, 2005, with respect to the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows of Mittal Steel Holdings N.V. and subsidiaries for the year ended December 31, 2004, included in this Annual Report (Form 20-F/A) for the year ended December 31, 2006.

Rotterdam, The Netherlands

July 2, 2007

for Ernst & Young Accountants

/s/ M. Coenradie